Exhibit 3.4

Amendment No.1 dated February 21, 2006
to the Amended and Restated By-Laws of Navistar International Corporation

Section 1. [Annual Meetings] of Article I [Meetings of Stockholders] of the By-Laws of the Corporation is hereby deleted and replaced in its entirety by the following:

Section 1. Annual Meetings. The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date as shall be fixed by the Board of Directors and at such time and place, within or without the State of Delaware, as may be designated in the notice of meeting. If the day fixed for the annual meeting shall fall on a legal holiday, the meeting shall be held on the next succeeding day not a legal holiday. If the annual meeting is omitted on the day herein provided, a special meeting may be held in place thereof, and any business transacted at such special meeting in lieu of annual meeting shall have the same effect as if transacted or held at the annual meeting. At the discretion of the Board of Directors, the meeting may be conducted by remote communication to the extent permitted by law.

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